Exhibit 99.4

DUPONT DE NEMOURS, INC.

Offer to Exchange

All Shares of Common Stock of

NUTRITION & BIOSCIENCES, INC.

which are owned by DuPont de Nemours, Inc. and

will be converted into the right to receive Shares of Common Stock of International Flavors & Fragrances Inc. for

Shares of Common Stock of DuPont de Nemours, Inc.

Pursuant to the Prospectus, dated [●], 2020

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON [●], 2021, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SHARES OF DUPONT COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

[●], 2020

To Banks, Brokers and Other Nominees:

DuPont de Nemours, Inc. (“DuPont”) is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus, dated [●], 2020 (together with any amendments or supplements thereto, the “Prospectus”), to exchange all shares of common stock, par value $0.01 per share (“N&B common stock”), of Nutrition & Biosciences, Inc. (“N&B”) that are owned by DuPont, for shares of common stock of DuPont, par value $0.01 per share (“DuPont common stock”), that are validly tendered and not properly withdrawn (the “Exchange Offer”). Capitalized terms used but not defined herein will have the meanings ascribed to them in the Prospectus.

Following the consummation of the Exchange Offer and the expected Clean-Up Spin-Off, Neptune Merger Sub I Inc. (“Merger Sub I”), a Delaware corporation and a wholly owned subsidiary of International Flavors & Fragrances Inc. (“IFF”), will be merged with and into N&B, whereby the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving corporation and a wholly owned subsidiary of IFF (the “Merger”). In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of shares of common stock of IFF, par value $0.125 per share (“IFF common stock”), equal to the exchange ratio set forth in the Merger Agreement (the “Merger Exchange Ratio”). Prior to the consummation of the Exchange Offer, N&B will issue to DuPont a number of shares of N&B common stock such that the number of shares of N&B common stock issued and outstanding at the time of the consummation of the Exchange Offer is approximately equal to the number of shares to be issued by IFF in the Merger, such that the Merger Exchange Ratio is approximately one and, as a result, each share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will be converted into the right to receive approximately one share of IFF common stock in the Merger.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of DuPont common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

As described in the Prospectus, DuPont is not conducting the Exchange Offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the Exchange Offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer presented does not extend to you.

No bank, broker or other nominee shall be deemed to be the agent of DuPont, N&B, IFF, the Exchange Offer Agent, the Exchange Agent or the information agent for purposes of the exchange offer.

DuPont’s obligation to exchange shares of N&B common stock for shares of DuPont common stock is subject to certain conditions, as described in the Prospectus, which you should review in detail.

For your information and for forwarding to your clients for whom you hold shares of DuPont common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Prospectus, dated [●], 2020;

2.	a Letter of Transmittal (including the Exchange and Transmittal Instruction Booklet) for validly tendering shares of DuPont common stock;

3.

a Notice of Guaranteed Delivery, to be used to accept the Exchange Offer if the DuPont common stock and other required documents cannot be delivered to the Exchange Offer Agent by the expiration of the Exchange Offer;

4.

a printed form of a Client Letter, which may be sent to your clients for whose accounts you hold shares of DuPont common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the Exchange Offer; and

5.	a form of Notice of Withdrawal for use in withdrawing shares of DuPont common stock previously tendered in the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON [●], 2021, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of DuPont common stock validly tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration of the Exchange Offer and, unless DuPont has previously accepted such shares for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once DuPont accepts shares of DuPont common stock pursuant to the Exchange Offer, your tender is irrevocable.

All shares of N&B common stock owned by DuPont that are not exchanged in the Exchange Offer will be distributed in a pro rata distribution to holders of DuPont common stock who hold shares of DuPont common stock on the record date and have not waived their right to receive shares of N&B common stock in the Exchange Offer, referred to as the Clean-Up Spin-Off. The record date for the pro rata distribution will be announced by DuPont. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock for shares of N&B common stock and whose shares are accepted in the Exchange Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of N&B common stock distributed on a pro rata basis to DuPont stockholders in the Clean-Up Spin-Off. Such stockholders will have waived their rights to shares of N&B common stock in the Clean-Up Spin-Off notwithstanding the fact they held shares of DuPont common stock on the record date. As such, DuPont stockholders whose shares are validly tendered, and accepted, in the Exchange Offer, will not receive shares of N&B common stock in the Clean-Up Spin-Off in respect of such shares (but may with respect to any other shares that are not validly tendered and accepted).

On or prior to the time of consummation of the Exchange Offer, and prior to the Merger, DuPont will irrevocably deliver to the Exchange Offer Agent a book-entry authorization representing all of the shares of N&B common stock outstanding owned by it, with irrevocable instructions to hold the shares of N&B common stock in trust for DuPont stockholders that are receiving shares of N&B common stock in the Exchange Offer and the Clean-Up Spin-Off. Immediately prior to the Merger, by virtue of the delivery of such shares and the satisfaction prior to the Merger of the conditions to the Distribution and DuPont’s acceptance of all shares tendered in the Exchange Offer, those entitled to shares of N&B common stock in the Exchange Offer or the Clean-Up Spin-Off will be considered the beneficial owners of such shares. The Exchange Offer Agent will continue to hold the shares of N&B common stock in trust for the benefit of those N&B stockholders pending the consummation of the Merger. Shares of N&B common stock will not be able to be traded during this period. Prior to the effective time of the Merger, IFF will deposit with its transfer agent for the benefit of persons who received shares of N&B common stock in the Exchange Offer and the Clean-Up Spin-Off evidence in book-entry form representing shares of IFF common stock issuable in the Merger. At the effective time of the Merger, those shares of N&B common stock held in trust by the Exchange Offer Agent will automatically convert into the right to receive shares of IFF common stock. Following the effective time of the Merger, once the final calculation of the number of shares of N&B common stock received by each N&B stockholder in the Exchange Offer and the Clean-Up Spin-Off is determined, the IFF’s transfer agent will deliver the appropriate number of shares of IFF common stock based on the terms of the Merger Agreement and the procedures established by them.

DuPont will not pay any fees or commission to any broker or dealer or any other person for soliciting tenders of DuPont common stock under the Exchange Offer. DuPont will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of DuPont common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Offer Agent of (a) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of DuPont common stock in the Exchange Offer Agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section of the Prospectus entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering,” (b) the letter of transmittal for shares of DuPont common stock, properly completed and duly executed (which eligible holders of DRS shares may complete through the Exchange Offer Agent’s election website), with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, Georgeson LLC at 888-660-8331. You may also contact the information agent at one of the telephone numbers set forth on the back cover of the Prospectus for assistance with any questions you may have about the exchange offer.

Very truly yours,

Georgeson LLC

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF DUPONT, N&B, IFF, THE EXCHANGE OFFER AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.